Wendy’s/Arby’s Group, Inc. Reports 4th Quarter and 2008 Results

Company On Track with Key Profit Initiatives: $100 million Improvement in Wendy’s Restaurant Margin and $60 million in G&A Reductions by the End of 2011

Wendy’s 4th Quarter Systemwide Same-Store Sales Increased 3.7% as Brand Launched Initiatives to Improve Value Positioning, Upgrade Advertising and Re-Establish Restaurant Operations Excellence

Arby’s Introducing New Roastburger Line of Premium Sandwiches to Drive Sales

Management Provides Financial Outlook

ATLANTA, March 2, 2009 – Wendy’s/Arby’s Group, Inc. (NYSE: WEN), the parent company of Wendy’s International, Inc. (Wendy’s) and Arby’s Restaurant Group, Inc. (Arby’s), which are the franchisors of the Wendy’s® and Arby’s® restaurant systems, today reported financial results for the fourth quarter and year ended December 28, 2008.  These results include the effect of the merger between Triarc Companies, Inc. (Triarc) and Wendy's, which was completed on September 29, 2008.  In connection with the merger, Wendy's became a wholly owned subsidiary of Triarc and Triarc changed its name to Wendy's/Arby's Group, Inc.

Fourth-Quarter Results
▪	Wendy’s North America systemwide same-store sales increased 3.7% and Arby’s North America systemwide same-store sales declined 8.5%.
▪	Consolidated revenues were $896.5 million.
▪	Net loss was $393.2 million, resulting from after-tax special items totaling $417.9 million; the special items included a non-cash goodwill impairment charge at Arby’s.
▪	Adjusted Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)[1], excluding pre-tax special items, was $74.4 million.

Company’s Key Profit Initiatives On Track
In October, the Company launched key profit initiatives targeting a total of $160 million in annual incremental EBITDA by the end of 2011 and is on track to achieve its goals.  These targeted improvements include $60 million from achieving synergies and overhead reductions, and $100 million from improving margins at Wendy’s company-operated restaurants by 500 basis points.
▪
General and administrative (G&A) cost savings from synergies and overhead reductions exceeded $25 million as of the end of 2008 on an annualized basis. The Company is targeting additional annualized savings of approximately $10-15 million by the end of 2009 toward the $60 million target.

▪	The Company is targeting a 160- to 180-basis point restaurant margin increase at Wendy’s for 2009, from expected improvements in food, labor and restaurant operating expenses.

Management Provides Financial Outlook
▪	Open 10 new Wendy’s company and 5 new Arby’s company restaurants in 2009.
▪
Reduce capital expenditures to approximately $140 million in 2009, which is more than $60 million less than the combined capital spending of Wendy’s and Arby’s in 2008 primarily due to lower new restaurant development.

▪	Combine Wendy’s and Arby’s revolver and term-loan borrowings under a single credit agreement.
▪	Deliver average annual EBITDA growth in the mid-teens through 2011.

1 See reconciliation of Non-GAAP Measurements to GAAP results detailed on pages 7-9.

Roland Smith, President and Chief Executive Officer of Wendy’s/Arby’s Group, stated:  “During the fourth quarter, our initial period of ownership of the Wendy’s brand, we produced strong same-store sales despite an extremely tough competitive and economic environment.  We also launched initiatives at Wendy’s targeting future transaction improvement and margin growth. During the brief time since the merger was completed, the Wendy’s brand is already producing more effective marketing, improving restaurant operations and rebuilding the new product pipeline.

“The Arby’s brand experienced same-store sales declines in the quarter as our sandwich competitors continued to discount at unprecedented levels,” said Smith. “Arby’s long-established marketing strategy has been to provide premium quality, hand-carved sandwiches with fresh ingredients as the foundation for our premium brand positioning of “Something Different, Something Better”. Our introduction this month of the unique, new Roastburger™ line is aimed at attracting core roast beef customers more often and growing sales.

“From a profit growth perspective, we are on track with our merger integration process, including progress toward our target of $100 million of improvement in Wendy’s restaurant margins and $60 million in G&A cost reductions by the end of 2011,” said Smith. “These are the critical elements in the initial phase of the Company’s growth strategy to create value for stockholders.  With solid momentum in the Wendy’s brand, initiatives under way to improve the Arby’s brand and our key profit drivers on track, we believe that we can deliver an average annual EBITDA growth rate in the mid- teens through 2011.”

Wendy’s Brand Highlights
For the fourth quarter, Wendy’s sales were $530.8 million from company-operated restaurants and other retail sales, and franchise revenues were $74.6 million.  Wendy’s North America company-operated same-store sales increased 3.6% despite approximately 300 fewer restaurants serving breakfast (excluding the impact of fewer restaurants serving breakfast, same-store sales would have been up 4.3% in the quarter).  Wendy’s North America franchise same-store sales increased 3.8%. Wendy’s restaurant margin for the 2008 fourth quarter was 11.7%, reflecting significant food cost inflation, partially offset by progress on reducing labor and certain controllable costs.

Wendy’s ended the year with 1,406 company-operated restaurants, down eight restaurants from a year ago, and franchised restaurants declined by seven to 5,224. This restaurant count included opening 15 new company-operated restaurants and 82 new franchise restaurants.

“Since our new management team assumed leadership of Wendy’s, same-store sales have improved as we focused on revitalizing the brand,” Smith said. “We launched our Value Trio of high quality sandwiches at 99 cents with more compelling advertising that connected with consumers. Additionally, our focus on restaurant operations is beginning to produce improvements in speed of service, order accuracy, customer courtesy and restaurant cleanliness. We believe improved restaurant operations and service will drive incremental sales.

“In the first quarter of 2009, we expect positive same-store sales at Wendy’s. We will continue to emphasize value and high quality products like our Premium Fish Fillet sandwich made from North Pacific Cod, as we re-establish Wendy’s as the product quality and innovation leader. Our product pipeline includes new chicken and hamburger menu items that we plan to launch this year,” Smith said. “While we have reduced the number of restaurants serving breakfast to three key markets as we retool our breakfast program, we believe this growth segment of the quick-service restaurant business represents a major opportunity for the Wendy’s brand.  We plan to expand to additional markets with a significantly improved breakfast strategy and products as we prepare for a national rollout.”

Click here for photos and advertising of Wendy’s products: www.wendysarbys.com/about/our-brands/wendysrestaurant.

Arby’s Brand Highlights
For the fourth quarter, Arby’s sales decreased to $270.9 million for company-operated restaurants and franchise revenues decreased to $20.2 million. Arby’s North America company-operated same-store sales declined 10.6% and North America franchise same-store sales were down 7.6%. Arby’s restaurant margin was 14.6% in the quarter, compared to 20.7% in the year-ago period, due primarily to sales deleverage and food cost inflation.

For the full-year 2008, Arby’s sales increased 1.6% to $1.1 billion for company-operated restaurants and franchise revenues decreased 1.3% to $85.9 million. Arby’s North America company-operated same-store sales declined 5.8% and North America franchise same-store sales were down 3.6%. Arby’s ended the year with 1,176 company-operated restaurants, an increase of 70 restaurants from a year ago, and franchised restaurants declined by two restaurants to 2,580 (which included the Company’s acquisition of 45 restaurants from franchisees). Arby’s opened 40 new company-operated restaurants and 87 new franchise restaurants during the year. Arby’s full-year restaurant margin was 16.1% in 2008 compared to 19.7% in 2007.

“Arby’s experienced a difficult quarter as fast-food consumers shifted spending to value meals and deeply discounted sandwiches. Our sandwich category competitors continued to focus on $5 price points, which are below Arby’s average check of about $7.50,” Smith said. “This week we are launching a strategy to reconnect with our core customers and leverage our roast beef category leadership with a great line of Roastburger sandwiches, which combine our signature, oven-roasted, thinly sliced roast beef with a variety of fresh toppings. Customer response to the Roastburger has been encouraging in our test markets and we anticipate improving sales trends following the launch. The Roastburger launch is a cornerstone of a new brand strategy for Arby’s focused on increasing frequency of visits by our core customers.  We are also introducing roasted chicken, swirl shakes and iced fruit teas this year.  In addition, we are testing value-priced products and introducing new operations initiatives to improve customer service.”

Click here for photos and advertising of Arby’s products: www.wendysarbys.com/about/our-brands/arbysrestaurant.

Special Items and Goodwill
For the fourth quarter of 2008, pre-tax special items totaled $501.7 million ($417.9 million after-tax or $0.89 per share), primarily related to non-cash charges consisting of an impairment of the goodwill of Arby’s company-owned store operations and an allowance for doubtful collectability for a promissory note received in connection with the Company’s sale of Deerfield & Company LLC in 2007.

During 2008, pre-tax special items totaled $597.8 million ($503.6 million after-tax or $3.23 per Class A common share and $1.23 per Class B common share) primarily related to non-cash impairment of goodwill for Arby’s company-owned store operations and losses on equity investments.

Steve Hare, Senior Vice President and Chief Financial Officer of Wendy’s/Arby’s Group, stated: “Management is required by accounting standards to assess the impairment of goodwill and other long-lived assets on at least an annual basis.  As a result of the deteriorating economy and adverse stock market conditions, combined with recent negative trends in operating performance at Arby’s, we determined that goodwill related to the Arby’s company-owned store operations business unit was impaired and recorded a non-cash charge of $460.1 million during the fourth quarter of 2008.”

Financing Update
To maintain financial covenant compliance in 2009 and enhance its overall financial flexibility, the Company has begun a process with lending groups for Wendy’s and Arby’s to combine its revolver and term loan borrowings under a single amended credit agreement.  Such an agreement would utilize Wendy’s and Arby’s combined results and more moderately leveraged balance sheet (2008 ratio of long-term debt/pro forma adjusted EBITDA1 was below 3x) to determine covenant compliance, and would enhance the Company’s ability to manage and deploy cash. While there can be no assurance that the Company will complete this amendment, management expects to complete this process in advance of filing its 2008 Form 10-K with the Securities and Exchange Commission.

1 See reconciliation of Non-GAAP Measurements to GAAP results detailed on pages 7-9.

Management to Host Conference Call Today – March 2, 2009
Management will host a conference call to discuss its financial results today at 11:00 a.m. ET.  The call will also be webcast live from the investor relations page of the Company's website, at www.wendysarbys.com.  Hosting the call will be Roland Smith, President and Chief Executive Officer; Stephen Hare, Senior Vice President and Chief Financial Officer; and John Barker, Senior Vice President and Chief Communications Officer.  The conference call can be accessed live over the phone by dialing 800-240-2430 or for international callers by dialing 303-262-2053.  A replay will be available one hour after the call and can be accessed by dialing 800-405-2236 or for international callers by dialing 303-590-3000; the passcode for the replay is 11126626#. The replay will be available until Thursday, March 19, 2009.  The webcast will also be archived on the Company’s website at www.wendysarbys.com.

About Wendy's/Arby's Group, Inc.
Wendy’s/Arby’s Group, Inc., which is the third largest quick-service restaurant company in the U.S., includes Wendy’s International, Inc., the franchisor of the Wendy’s restaurant system, and Arby’s Restaurant Group, Inc., the franchisor of the Arby’s restaurant system. The combined restaurant systems include more than 10,000 restaurants in the 50 U.S. states and 24 countries and U.S. territories worldwide. To learn more about Wendy’s/Arby’s Group, please visit the Company's web site at www.wendysarbys.com.

Forward-Looking Statements
This press release contains certain statements that are not historical facts, including, importantly, information concerning completion of the pending amendment to the Arby’s Restaurant Group, Inc. credit agreement and possible or assumed future results of operations of Wendy’s/Arby’s Group, Inc. and its subsidiaries (collectively Wendy’s/Arby’s Group or the Company). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the Reform Act).  All statements that address future operating, financial or business performance; strategies or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; future domestic or international business development; future daypart expansion; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act.  The forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors.  Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements.  For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in, or implied by our forward-looking statements.  Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to: (1) changes in the quick service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home; (2) prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, increasing unemployment and decreasing consumer spending; (3) current instability and illiquidity of banking markets, including the possibility for bank failures among our current lending groups; (4) the ability to successfully integrate acquired businesses and to achieve related synergies, cost reductions and operational improvements; (5) cost and availability of capital; (6) increasing costs associated with food, supplies, energy, fuel, distribution or labor; (7) the financial condition of our franchisees; (8) conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies or acts of war or terrorism; (9) the availability of suitable locations and terms for the development of new restaurants; (10) adoption of new, or changes in, laws, regulations or accounting policies and practices; (11) changes in debt, equity and securities markets; (12) changes in the interest rate environment; and (13) other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the SEC, including those identified in the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.  In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (GAAP) throughout this document, the Company has provided non-GAAP measurements which present operating results on a pro-forma basis adjusted for special items.

The unaudited pro-forma financial statements are based upon the historical consolidated financial statements of Wendy’s/Arby’s Group, Inc. (formerly Triarc Companies, Inc.) and Wendy’s International, Inc. and have been prepared to illustrate the effect of the merger in which Wendy’s became a wholly owned subsidiary of Wendy’s/Arby’s. The pro-forma results of operations are prepared on an “as if” basis which assumes that the merger with Wendy’s occurred at the beginning of 2008.

Earnings before interest, taxes and depreciation (EBITDA) and pro forma EBITDA are used by the Company as a performance measure for benchmarking against the Company’s peers and competitors.  The Company believes EBITDA and pro-forma EBITDA are useful to investors because they are frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry.  The Company also uses adjusted EBITDA and pro-forma adjusted EBITDA, which excludes special items, as an internal measure of business operating performance. Special items include general and administrative integration costs, facilities relocation and corporate restructuring charges, and special committee charges.  The Company believes adjusted EBITDA and pro-forma adjusted EBITDA provide a meaningful perspective of the underlying operating performance of the Company’s current business. EBITDA, adjusted EBITDA, pro-forma EBITDA, and pro-forma adjusted EBITDA are not recognized terms under GAAP.  Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures as used by other companies may not be consistent with the way the Company calculates EBITDA or similarly titled financial measures and should not be considered as alternative measures of operating profit or net income (loss).

The Company’s presentation of EBITDA, adjusted EBITDA, pro-forma EBITDA, pro-forma adjusted EBITDA and other non-GAAP measures is not intended to replace the presentation of the Company’s financial results in accordance with GAAP.

For Media and Investor contact:
John Barker at 614-764-3044 or john.barker@wendysarbys.com
Kay Sharpton at 678-514-5292 or kay.sharpton@wendysarbys.com

Wendy’s/Arby’s Group, Inc. and Subsidiaries
(Formerly Triarc Companies, Inc.)
Consolidated Statements of Operations1

(In Thousands Except Per Share Amounts)	Three Months Ended		Twelve Months Ended

(Unaudited)	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007

Revenues:
Sales	$801,731	$282,870	$1,662,291	$1,113,436
Franchise revenues	94,791	24,126	160,470	86,981
Asset management and related fees	-	13,641	-	63,300
	896,522	320,637	1,822,761	1,263,717
Costs and expenses:
Cost of sales	697,217	224,335	1,415,534	894,450
Cost of services	-	5,423	-	25,183
General and administrative	125,610	49,808	248,718	205,375
Depreciation and amortization	39,549	16,905	88,315	66,277
Goodwill impairment	460,075	-	460,075	-
Impairment of other long-lived assets	3,582	2,006	19,203	7,045
Facilities relocation and corporate restructuring	3,101	4,163	3,913	85,417
Gain on sale of consolidated business	-	(40,193)	-	(40,193)
Other operating expense, net	1,140	263	653	263
	1,330,274	262,710	2,236,411	1,243,817

Operating (loss) profit	(433,752)	57,927	(413,650)	19,900
Interest expense	(25,989)	(15,167)	(67,009)	(61,331)
Gain on early extinguishments of debt	3,656	-	3,656	-
Investment income, net	6,249	14,947	9,438	62,110
Other than temporary losses on investments	(33,055)	(2,436)	(112,741)	(9,909)
Other income (expense), net	1,673	(7,222)	(606)	(1,356)
(Loss) income from continuing operations before income taxes and minority interests	(481,218)	48,049	(580,912)	9,414
Benefit from (provision for) income taxes	87,002	(16,031)	99,294	8,354
Minority interests in loss (income) of consolidated subsidiaries	-	150	(340)	(2,682)
(Loss) income from continuing operations	(394,216)	32,168	(481,958)	15,086
Income from discontinued operations, net of income taxes	998	1,144	2,217	995
Net (loss) income	$(393,218)	$33,312	$(479,741)	$16,081

EBITDA (a)	$69,454

Basic and diluted (loss) income per share:
Class A common stock
Continuing operations	$(0.84)	$0.32	$(3.06)	$0.15
Discontinued operations	-	0.01	0.01	0.01
Net (loss) income	$(0.84)	$0.33	$(3.05)	$0.16

Class B common stock
Continuing operations	-	$0.36	$(1.26)	$0.17
Discontinued operations	-	0.01	0.02	0.01
Net (loss) income	-	$0.37	$(1.24)	$0.18

Number of shares used to calculate diluted (loss) income per share:
Class A common stock	468,802	28,936	137,669	28,965
Class B common stock	-	64,032	47,965	64,282

	December 28,	December 30,
Balance Sheet Data:	2008	2007

Cash, cash equivalents and investments[2]	$231,351	$195,630
Total assets	4,645,620	1,454,567
Long-term debt	1,081,151	711,531
Total stockholders' equity	2,383,291	448,874

1 These results include the effect of the merger between Triarc Companies, Inc. and Wendy's International, Inc., which was completed on September 29, 2008.  In connection with the merger, Wendy's® became a wholly owned subsidiary of Triarc and Triarc changed its name to Wendy's/Arby's Group, Inc.

2 Excludes any investments related to DFR and trust accounts for termination costs for former Wendy’s executives and includes restricted investments in a managed account of $37,696 and $99,320 as of December 28, 2008 and December 30, 2007, respectively.

(a) The calculation of EBITDA and a reconciliation of EBITDA to net (loss) income follows:

(In Thousands)	Fourth Quarter
(Unaudited)	2008

EBITDA	$69,454
Depreciation and amortization	(39,549)
Goodwill impairment	(460,075)
Impairment of long-lived assets	(3,582)
Operating loss	(433,752)
Interest expense	(25,989)
Gain on early extinguishments of debt	3,656
Investment income, net	6,249
Other than temporary losses on investments	(33,055)
Other income, net	1,673
Loss from continuing operations before income taxes and minority interests	(481,218)
Benefit from income taxes	87,002
Loss from continuing operations	(394,216)
Income from discontinued operations, net of income taxes	998
Net loss	$(393,218)

Reconciliation of   EBITDA to Adjusted EBITDA

(In Thousands)	Fourth Quarter
(Unaudited)	2008

EBITDA	$69,454
Plus: Facilities relocation and corporate restructuring	3,101
Integration costs in G&A	1,857
Adjusted EBITDA	$74,412

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Selected Brand Financial Highlights

Wendy’s (Unaudited)	Three Months Ended	Pro-forma Results Twelve Months Ended
	December 28, 2008	December 28, 2008

Systemwide same-store sales	3.7%	1.0%

Revenues: (In Thousands)
Sales	$530,843	$2,148,055
Franchise revenues	74,588	297,670
	$605,431	$2,445,725

Restaurant margin %	11.7%	11.7%

Total restaurants		6,630

Company-operated		1,406
Franchised		5,224

Arby’s (Unaudited)	Three Months Ended	Twelve Months Ended
	December 28, 2008	December 28, 2008

Systemwide same-store sales	(8.5%)	(4%)

Revenues: (In Thousands)
Sales	$270,888	$1,131,448
Franchise revenues	20,203	85,882
	$291,091	$1,217,330

Restaurant margin %	14.6%	16.1%

Total restaurants		3,756

Company-operated		1,176
Franchised		2,580

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Selected Pro forma Data

(In Thousands) (Unaudited)	Twelve Months Ended
December 28, 2008
Revenues:
Sales	$3,279,503
Franchise revenues	383,552
3,663,055

Pro-forma EBITDA (a)	$274,414

(a) The calculation of Pro-forma EBITDA and a reconciliation of Pro-forma EBITDA to Pro-forma net (loss) income follows:

(In Thousands)	Twelve Months Ended
(Unaudited)	2008

Pro-forma EBITDA	$274,414
Depreciation and amortization	(160,729)
Goodwill impairment	(460,075)
Impairment of long-lived assets	(20,592)

Pro-forma operating loss	(366,982)
Interest expense	(100,412)
Investment income, net	15,560
Other than temporary losses on investments	(112,741)
Gain on early extinguishment of debt	3,656
Other expense, net	(4,030)

Pro-forma consolidated loss from continuing operations before income taxes and minority interests	(564,949)
Pro-forma benefit from income taxes	87,087
Pro-forma minority interests in income of consolidated subsidiaries	(340)
Pro-forma loss from continuing operations	(478,202)
Pro-forma income from disposal of discontinued operations, net of income taxes	2,217
Pro-forma net loss	$(475,985)

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Reconciliation of Pro-forma EBITDA to Pro-forma Adjusted EBITDA

(In Thousands)	Twelve Months Ended
(Unaudited)	2008

Pro-forma EBITDA	$274,414
Plus pro-forma: Facilities relocation and corporate restructuring	6,435
Special committee costs	84,231
Integration costs in G&A	1,857
Pro-forma adjusted EBITDA	$366,937